EXHIBIT 99.1

New England Bancshares, Inc.  Announces Stock Repurchase Plan

Enfield, Connecticut – August 29, 2011.  New England Bancshares, Inc. (Nasdaq GM:  NEBS) (the “Company”) announced today that its Board of Directors approved a stock repurchase program to acquire up to 307,833 shares, or approximately 5%, of the Company's outstanding common stock.  The 307,833 shares that may be repurchased under this repurchase program are in addition to the 24,424 remaining shares that may be repurchased under the stock repurchase program adopted by the Company on May 12, 2009.  Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchases under the Company’s stock repurchase programs will be conducted through a Rule 10b5-1 repurchase plan.  Rule 10b5-1 allows a company to adopt a written, pre-arranged stock trading plan at a time when it does not have material, non-public information and avoid concerns about whether it had material, non-public information at the time of the repurchase transactions pursuant to the plan.  There is no guarantee as to the exact number of shares to be repurchased by the Company.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks.  For more information regarding New England Bank’s products and services, please visit www.nebankct.com.